Exhibit 99.1

     Callaway Golf Provides Guidance for Full Year 2003 and 2004

    CARLSBAD, Calif.--(BUSINESS WIRE)--Dec. 18, 2003--Callaway Golf Company (NYSE:ELY) today announced that it expects consolidated net sales and fully diluted earnings per share for the year ending December 31, 2003 to be approximately $810 million and between $0.65 and $0.67, including a positive effect on earnings of about $0.05 per share attributable to a lower than usual effective tax rate in 2003. This earnings estimate also includes a negative effect on earnings of approximately $0.23 per share attributable to charges, primarily non-cash, which are expected to be taken in the fourth quarter in connection with the integration of the Callaway Golf and Top-Flite operations. Excluding these integration charges, diluted earnings per share for 2003 are estimated to be between $0.88 and $0.90 per share.
    For the full year 2004, the Company's current guidance is that consolidated net sales will be approximately $1.03 billion (plus/minus 3%), a 27% increase compared to 2003 estimates. Fully diluted earnings per share for 2004 are estimated to be between $0.82 and $0.97, including additional charges, primarily non-cash, associated with the further integration of the Callaway Golf and Top-Flite operations. These additional charges are projected to have a negative effect on earnings of approximately $0.33 per share. Excluding these additional integration charges, diluted earnings per share for 2004 are estimated to be between $1.15 and $1.30 per share.
    "As our guidance reflects, we are cautiously optimistic about 2004," said Ron Drapeau, Chairman and CEO. "We plan to capture some of the benefits of the Top-Flite acquisition next year by eliminating the losses in the Callaway Golf golf ball business. Meanwhile, our consolidated revenues are expected to increase both as the result of the acquisition and from organic growth."
    A number of factors could affect the Company's ability to achieve these 2004 estimates, including economic conditions in the Company's major selling areas, participation levels in the game of golf, and changes to the rules applicable to golf clubs and/or balls.
    The Company will hold a conference call to discuss this guidance at 2:00 pm PST today.

    Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements relating to estimated future sales, earnings, profitability and charges related to the integration of the Callaway Golf and Top-Flite operations, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to delays, difficulties or unanticipated costs in integrating the Top-Flite and Callaway Golf assets, brands and businesses, the maintenance of good vendor relationships, adverse market and economic conditions, market acceptance of current and future products, adverse weather conditions and seasonality, competitive pressures, fluctuations in foreign currency exchange rates, delays, difficulties or increased costs in the manufacturing of the Company's golf club or ball products, or in the procurement of materials or resources needed to manufacture the Company's golf club or ball products, any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand for the Company's products, a decrease in participation levels in golf and the effect of terrorist activity or armed conflict on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties, see
Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including ERC(R) Fusion(R) Drivers, Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(R) III Stainless Steel Drivers and Fairway Woods, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour balls, HX Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R), Strata(R) and Ben Hogan(R) brands. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com and www.odysseygolf.com.


    CONTACT: Callaway Golf Company, Carlsbad
             Ron Drapeau / Brad Holiday / Larry Dorman
             760-931-1771